Exhibit 99.2

GRISTEDE’S FOODS, INC.

Executive Offices	823 Eleventh Avenue
New York, NY 10019-3535
(Phone) 212-956-5803

GRISTEDE’S FOODS, INC	FOR IMMEDIATE RELEASE
(“GRI”—AMERICAN STOCK EXCHANGE)

GRISTEDE’S REPORTS CONTINUED SALES INCREASES

FOR SECOND QUARTER (13 weeks )

AND SIX MONTHS (26 weeks) ENDED JUNE 1, 2003

New York, N.Y. July 17, 2003: Gristede’s Foods, Inc announced the results of operations for the second quarter (13 weeks) and six months (26 weeks) ended June 1, 2003:

	Second quarter (13 weeks) ended June 1, 2003	Second quarter (13 weeks) ended June 2, 2002
Sales	$70,991,953	$61,879,067
Net (Loss) / Net Income	(912,756)	205,522
EPS	$(0.05)	$0.01
Weighted average number
of shares outstanding	19,636,574	19,636,574

	Six months (26 weeks) ended June 1, 2003	Six months (26 weeks) ended June 2, 2002
Sales	$145,586,712	$121,669,727
Net Income	(2,297,245)	966,508
EPS	$(0.12)	$0.05
Weighted average number
of shares outstanding	19,636,574	19,636,574

Sales for the second quarter ended June 1, 2003 were $70,991,953, a 14.7 % increase over sales of $61,879,067 for the prior year quarter ended June 2, 2002. Sales for the first quarter ended March 2, 2003 were 24.8% ahead of sales for the prior 2002 quarter. Sales for the six months ended June 1, 2003, were $145,586,712, a 19.7 % increase over sales of $121,669,727 for the comparable six months last year. The increase in sales for the 2003 periods primarily resulted from the Company’s major new store expansion program that started in the fourth quarter of fiscal 2002.

Same store sales for currently operating stores for the quarter and six months ended June 1, 2003 decreased by 3.2 % and 0.2% respectively compared to the comparable periods last year. The decline in same store sales during the second quarter of 2003 was attributable to promotional pricing by a competitor and a decrease in sales of certain product categories due to unseasonally cool and wet weather.

As stated in earlier press releases, the Company engaged in a major new store expansion commencing in the fourth quarter of fiscal 2002. During and since such period, a total of seven new stores have been opened, four of which stores have built in pharmacies. One newly opened store is presently a free standing pharmacy but is in the process of being reconfigured into a supermarket with a built-in pharmacy.

The new store expansion program lowered earnings and EBITDA for the first two quarters of fiscal 2003 through a combination of higher labor costs, lower gross margins, and higher advertising, depreciation, interest and deferred rent expense. The aggregate impact during the 2003 first quarter was approximately $1.75 million versus the comparable prior year period, and approximately $1.50 million during the 2003 second quarter versus the comparable period last year. The lower impact in the 2003 second quarter was owing to lower promotional pricing.

In addition results for the second quarter and 26 weeks ended June 1, 2003 were impacted by pre-store opening startup costs in connection with the new store expansion, and remodeling of a store, and certain store closures in the 2003 second quarter. For the 26 weeks ended June 1, 2003, such costs totaled $495,633 versus $130,041 during the comparable 2002 period.

The Company expects its seven store expansion to cause a smaller reduction in profitability for the remaining quarters of fiscal 2003.

Gross profit for the quarter and six months ended June 1, 2003 was $28,944,048 (40.77% of sales) and $58,094,385 (39.90% of sales) respectively, versus $24,907,860 (40.25 % of sales) and $48,668,975 (40.00% of sales) for the comparable 2002 periods. The increase in gross profit as a percentage of sales during the 2003 quarter was primarily due to increased sales of perishables, which have higher gross margins, and overall improved margins.

Store operating, general and administrative expenses for the quarter and six months ended June 1, 2003 were $24,065,494 (33.90% of sales) and $48,386,141 (33.24% of sales) versus $19,506,222 (31.52% of sales) and $37,646,244 (30.94% of sales) for the comparable periods last year. The increase in store operating, general and administrative expense as a percentage of sales was primarily due to the recent store expansion program.

Non store operating expenses for the quarter and six months ended June 1, 2003 were $2,884,867 (4.06% of sales) and $5,642,601 (3.88% of sales) respectively versus $2,411,643 (3.90% of sales) and $4,729,182 (3.89% of sales) respectively for the comparable periods last year. The increases in the 2003 periods primarily reflects the addition of supervisory and information technology personnel as a result of additional business generated by the Company’s store expansion and remodeling program.

Depreciation and amortization expense for the quarter and six months ended June 1, 2003 was $2,379,142 (3.35% of sales) and $4,759,168 (3.27% of sales) versus $1,960,937 (3.17% of sales) and $3,869,590 (3.18 % of sales) respectively for the comparable periods last year. The increases were primarily the result of increased capital expenditures incurred in connection with the Company’s store expansion and remodeling program.

Interest expense was $767,786 (1.08% of sales) and $1,610,435 (1.11% of sales) for the quarter and six months ended June 1, 2003, versus $694,325 (1.12% of sales) and 1,406,154 ( 1.16% of sales) for the comparable periods last year. The increases in the 2003 periods was primarily attributable to increases in bank borrowings and capital leases for equipment financing, partially offset by lower interest rates.

The Company plans to open additional new stores, additional new in-store pharmacies, and maintain an on-going store remodeling program in future quarters.

The Company is a leading operator of supermarkets in the New York metropolitan area. It operates a total of 49 stores — 46 supermarkets (9 of which have in-store pharmacies) and 3 stand alone pharmacy stores, all under the banner “Gristedes”.

This news release contains forward-looking statements that involve risks and uncertainties that may effect the Company’s business and future operating results including, but not limited to, economic conditions, governmental conditions, technological advances, pricing and competition, acceptance by the marketplace of new products, retention of key personnel, the sufficiency of financial resources to sustain and expand the Company’s operations, and other factors described in the periodic reports the Company files with the Securities and Exchange Commission. Readers should not place undue reliance on such forward-looking statements, which speak only as of the date hereof, and should be aware that except as may be otherwise legally required of the Company, the Company undertakes no obligation to publicly revise any such forward-looking statements to reflect events or circumstances that may arise after the date hereof.

FURTHER INFORMATION MAY BE OBTAINED FROM INVESTOR RELATIONS — COMPANY CONTACT: MR. KISHORE LALL, DIRECTOR — AT (212) 956-5803.

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